Exhibit 21

LIST OF SIGNIFICANT SUBSIDIARIES

NXT Energy USA Inc., a Nevada corporation

NXT Aero USA Inc., a Nevada corporation

NXT Energy Canada Inc., a federal Canadian corporation

NXT Aero Canada Inc., a federal Canadian corporation